TIDAL ETF TRUST II N-1A/A

Exhibit 99(p)(iii)

CCI Code of Ethics

Background

In accordance with SEC regulations, including Rule 204A-1 of the Advisers’ Act and Rule 17j-1 of the Company Act, Carbon Collective Investing, LLC (“CCI”) has adopted this Code of Ethics (the “Code”) to:

●	Set forth standards of conduct expected of all Supervised Persons (including compliance with federal securities laws);

●	Safeguard material non-public information, including information about client transactions;

●	Require “Access Persons” to report their personal securities transactions; and

●	Facilitate reporting of violations of the code

In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, CCI has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. CCI has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

CCI holds its Supervised Persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

●	Always place the interest of the clients first and never benefit at the expense of advisory clients;

●	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;

●	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

●	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

●	Proactively promote ethical and honest behavior with CCI including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

●	Do all of this while best upholding CCI’s mission of providing diverse, low-fee investment portfolios aligned with solving climate change.

Failure to comply with CCI’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

Supervised Persons includes all of CCI’s officers, directors, founders or employees, or any other person who provides investment advice on CCI’s behalf.

Access Persons includes all officers, directors and founders of CCI as well as any Supervised person who

●	has access to nonpublic information regarding any client’s purchase or sale of securities, or
●	has access to nonpublic information regarding the portfolio holdings of any Reportable Fund, or
●	is involved in making securities recommendations to clients, or
●	has access to securities recommendations made or to be made to clients that are nonpublic.

Reportable Fund means any registered investment company advised or sub-advised by CCI.

Compliance with Laws and Regulations

Supervised Persons of CCI must comply with applicable state and federal securities laws. Specifically, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner;

●	To mislead such client, including making any statement that omits material facts;

●	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

●	To engage in any manipulative practice with respect to such client;

●	To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

Information about client transactions, inclusion of new securities in investment portfolios or products, pending trades or changes in portfolio structure are all examples of non-public information.

CCI strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. CCI additionally prohibits the communicating of material nonpublic information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief Compliance Officer (CCO). This policy applies to all of CCI’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Initial Public Offerings (IPOs) and Limited or Private Offerings

No Access Person may acquire, directly or indirectly, Beneficial Ownership in any securities in an Initial Public Offering or a Limited or Private Offering without first obtaining the prior approval of the CCO.

Other Restrictions

Securities Held or Recommended by CCI

From time to time, Access Persons of CCI may desire to buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for employees to buy or sell securities before or after recommending securities to clients resulting in employees profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest.

Employees are encouraged to invest in the portfolios offered by CCI on its platform or through its advised or sub-advised funds (Reportable Funds) in these instances.  Where employees maintain client accounts on the CCI Platform, such accounts will be traded as a client account and may be aggregated with transactions for other clients of CCI.  Where employees hold an interest in CCI’s advised or sub-advised funds, such accounts, holdings and transactions must be reported as though the fund were an equity security. Employees transacting in securities held or recommended by CCI outside of the platform or a Reportable Fund (i.e., in another brokerage account) must hold the security for at least 30 calendar days.  Employees transacting in Reportable Funds must also hold the security for at least 30 calendar days

Margin Accounts

Access Persons are prohibited from purchasing securities on margin.

Option Transactions

Access Persons are prohibited from purchasing options.

Short Sales

Access Persons are prohibited from selling any security short, in their own accounts, that is owned by any client of the Company, except for short sales “against the box”.

Short-Term Trading

Access Persons that trade securities held in client accounts or Reportable Funds may not be purchased and sold, or sold and repurchased, within 30 calendar days. In extraordinary circumstances the CCO may permit sales of such securities to raise cash for unforeseen situations.  Any such permission must be received from the CCO in advance of such sale.

Personal Securities Reporting and Monitoring

Holdings Reports - Initial and Annual

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person and annually, on or before February 14 of each year, file a holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

●	The date that the report was submitted by the Access Person.

The information in the holdings report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

Each January, the Company will run a holdings report for each Access Person with an account on the CCI platform.  Access Persons must review the holdings report and attach any additional brokerage statements showing holdings for the applicable quarter to the Personal Holdings Reporting Form which must be signed and dated.  Electronic signatures are permitted.

If an Access Person does not have any holdings to report, then Both sections of the form should be marked “N/A,” signed, dated, and submitted to the CCO.

Transaction Reports - Quarterly

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

●	For each transaction involving a Reportable Security and Reportable Fund in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g., purchase, sale);

●	The price of the security at which the transaction was effected;

●	The name of any broker, dealer or bank with or through the transaction was effected;

●	The date that the report was submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Shortly after the end of each calendar quarter, CCI will run a transaction statement for each Access Person account maintained on the CCI platform.  Access Persons must review the transaction statement and attach any additional brokerage transaction statements to the Quarterly Reporting Form which must be signed and dated.  Electronic signatures are permitted.

If an Access Person does not have any transactions to report for a particular quarter, the Quarterly Transactions Reporting Form should be noted as such, signed, dated, and submitted to the CCO.

New Accounts - Quarterly

Access Persons must report the opening of any account established during the quarter in which any securities were held for the direct or indirect benefit of the Access Person.  New accounts must be disclosed on the Quarterly Transactions Reporting Form including the following information:

1.	The name of the broker, dealer, or bank with whom the Access Person established the account;
2.	The date the account was established; and
3.	the date the report is submitted by the Access Person.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access Persons do not need to submit:

●	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. Statements sent directly to the Company will be added to the transaction report for review and signature.

Review of Personal Securities Transactions and Holdings

CCI is required by the Advisers Act and applicable state law to review Access Persons’ initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by the co-founder.

Access Persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in the definitions at the end of this Manual.

Certification of Compliance

Initial and Annual Acknowledgement

The Company is required to provide Supervised Persons with a copy of this Code. Supervised Persons must complete the attached Compliance Manual and Code of Ethics Acknowledgement Form, both initially upon the commencement of employment with CCI and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with the policies and procedures as set forth in the Manual.  The Acknowledgment form is followed by the CCI Compliance Questionnaire which assists the Company in obtaining information necessary to make certain filings with regulators and to ensure accurate and timely disclosure of potential conflicts of interest.

Reporting Violations

Supervised Persons must report violations of the Company’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Supervised Persons may report to the Co-Founder. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.